Exhibit 4.30

English Translation for Reference
SUPPLEMENTAL AGREEMENT TO EXCLUSIVE CALL OPTION CONTRACT

Party A:	Agria Brother Biotech (Shenzhen) Co., Ltd.
Address:	Unit 201, 2/F, Longyuan Building, Clear Water River Road, Luohu District, Shenzhen

Party B:	Li Juan, a citizen of the PRC with ID card number: 420983197609010023

Party C:	Shenzhen Guanli Agricultural Technology Co., Ltd.
Address:	Room 1501, Tower 1, Huarong Building, Mintian Road, Futian Center District, Shenzhen
WHEREAS:
Party A and Party B entered into the Exclusive Call Option Contract on November 7, 2008.
The parties have reached the following agreement after friendly consultation:
1.	Article 1.3.1 of the Exclusive Call Option Contract shall be revised as follows:
When Party A exercises the Call Option, Party A shall pay to Party B Renminbi One (1) as the purchase price (“Purchase Price”) in respect of all the equity interest, unless an appraisal of the equity interest or other restrictions on the equity price is required by any applicable PRC laws and regulations then in force. In addition, Party A shall waive any repayment obligations of Party B under the two Loan Contracts entered into between Party A and Party B on October 6, 2008 and July 22, 2009, respectively.
2.	The other provisions of the Exclusive Call Option Contract shall remain unchanged.
3.	This Contract shall become effective after it is signed and sealed by Party A and Party C and signed by Party B. This Contract is executed in three originals and each of the parties shall keep one original.

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Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.
Legal representative/authorized representative: /s/
Common chop: [Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]
Party B: Li Juan

By:	/s/ Li Juan
Party C: Shenzhen Guanli Agricultural Technology Co., Ltd.
Legal representative/authorized representative: /s/
Common chop: [Chop of Shenzhen Guanli Agricultural Technology Co., Ltd. is affixed]
Date of execution: July 22, 2009